Exhibit 10.1

AIRLINE INTELLIGENCE SYSTEMS, INC.

January 1, 2006

Mr. Stephen Johnston
220-33 Hazelton Ave.
Toronto Ontario M5R 2E3

Dear Steve:

Re:    Employment Terms

This letter agreement (the "Agreement") sets out the employment terms for your employment with Airline Intelligence Systems, Inc. (the "Company"), a corporation incorporated pursuant to the laws of the State of Delaware. This Agreement will set out additional benefits that you will receive and your obligations to the Company.

1.             Duties

You will hold the position of President and Chief Executive Officer of the Company. The Company acknowledges that you will also be employed as the Corporate Secretary of a Canadian wholly-owned subsidiary of the Company, Airline Intelligence Systems Inc.. an Ontario company (the "Canadian Subsidiary"). You will report to the Board of Directors of the Company and will devote sufficient time and attention to performing the duties consistent with your position in the Company.

2.             Compensation

2.1 Salary. The Canadian Subsidiary will pay you a salary ("Salary") for your services of CDNS200.000 per fiscal year, less applicable Canadian withholding of taxes and other mandatory deductions. The Salary will be bonic by the Company and the Canadian Subsidiary in an allocation that is reasonable. You will be responsible for all US federal and state withholding taxes and deductions.

2.2 Business Expenses. You will be reimbursed for normal business expenses which you reasonably incur in connection with your duties as an employee of the Company in accordance with Company policies. You will provide the Company with complete statements, receipts or vouchers to support claims for reimbursement of your expenses prior to the receiving reimbursement. Your expenses will be subject to review from time to time by the Board of Directors of the Company.

2.3 Vacation. In each 12-month period during the Term, you will be eligible for 4 weeks of paid vacation to be taken at such times as may be acceptable to the Company.

If your employment ends for any reason, you will not be entitled to receive any payment for unused vacation unless provided by Company policies, or required by applicable law.

2.4     Benefits. You will be entitled to participate in the benefit plans of the Company.

3.             Term

3.1 Term. This Agreement will commence as of January 1, 2006, and will continue indefinitely unless terminated sooner in accordance with the provisions of this section 3. You must provide at least 6 months' written notice of termination to the Company. At any time after the receipt by the Company of your notice of resignation the Company will be entitled to waive that notice, and your employment will then be terminated immediately. Upon waiver of that notice, you will receive your regular Salary for the remainder of the then current term.

3.2 Termination upon Death. Your employment will terminate upon your death.

3.3 Termination for Cause. The Company may terminate your employment for cause without notice or further obligation.

3.4 Termination Without Cause. The Company is entitled to terminate your employment without cause by advising you of its decision and by paying you a lump sum payment equal to the Salary that the Company would have paid to you over a period of 18 months based on your Salary at the date of termination. Subject to availability and in no event at any cost to the Company above its regular premiums, you will receive a continuation of health and dental benefits in Canada for the 18 month period following your termination. All other benefits will immediately terminate on your termination.

3.5 Result of Termination. If your employment is terminated:

(a)	this Agreement will be terminated, except for sections 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7 and any other provisions specifically contemplated to continue beyond the termination of this Agreement;

(b)
you will have no claim against the Company, its subsidiaries and their respective officers, directors, employees, shareholders or agents for damages or any other amounts arising out of or in respect of your employment, except for payment of any compensation, benefits or expense reimbursement owed to you pursuant to this Agreement on termination under this Agreement. At the Company's request, you will reconfirm this release in writing as a condition to receiving any payment under section 3.4;

(c)	you will promptly return any property of the Company in your possession.

4.             Your Obligations

4.1 General Obligations. During the term of this Agreement, you will:

(a)	well and faithfully serve the Company and carry out the duties assigned to you to the best of your ability;

(b)	act honestly and in good faith with a view to the best interests of the Company;

(c)	comply with all applicable policies of the Company as implemented and amended from time to time;

(d)	not improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any third party;

(e)	be responsible for submitting all US federal and state taxes & deductions;

(f)	not knowingly infringe the intellectual property rights or other rights of any third party in the performance of your duties; and

(g)
by entering into this Agreement you confirm that you are not subject to any restrictions which might prevent you from being employed by, or carrying out any of the duties of your position on behalf of, the Company.

4.2 Confidentiality and Proprietary Rights. You acknowledge and understand that the Company has expended significant financial resources in developing its products, services, intellectual property and confidential information. You agree to be bound by the provisions of Schedule A attached. Your obligations under Schedule A are to remain in effect following termination of this Agreement and/or your employment.

4.3 Non-Competition. You acknowledge that your services are unique and extraordinary. You also acknowledge that your position will give you access to confidential information of substantial importance to the Company and its business. Accordingly, during the Non-Competition Period (as defined below), other than you being employed by the Canadian Subsidiary, you will not either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to. or permit your name or any part thereof to be used by, any business that competes, in any jurisdiction the Company operates or proposes to operate in with the current and future business of the Company, its parent, affiliated or subsidiary companies, or any planned business in which the Company, its parent, affiliated or subsidiary companies is engaged (collectively, the "Business"). Without limiting the generality of the foregoing, this provision prohibits you from being involved in the solicitation or sale to any customers of the Business of any products or services sold or provided by the Business. "Non-Competition Period" means the period during which you arc employed by the Company and a period immediately thereafter equal to 24 months. The parties hereto agree that if in any proceeding before a court of competent jurisdiction, the court shall refuse to enforce the covenants set forth in section 4.3 because such covenants cover too extensive a geographic area or too long a period of time, the Court is expressly authorized to appropriately amend and modify the provision in keeping with the intention of the parties to give this provision to the maximum scope permitted by law.

4.4 Non-Solicitation. During the applicable Non-Solicitation Period (as defined below), neither you nor any entity with whom you are at the time associated, or affiliated will, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, supplier or customer of the Business to discontinue or alter any one of their or its relationship with the Company. You will not assist or procure any other person or entity to do any act that, if done by you, would constitute a violation of any of your obligations above. "Non-Solicitation Period" means the period during which you are employed by the Company and a period immediately thereafter equal to 24 months.

4.5 Validity of Covenants. You agree that (a) all provisions and restrictions in this Agreement are reasonable and valid and (b) you waive all defences to the strict enforcement of this Agreement.

4.6 Injunctive Relief. You agree that the remedy at law for any breach by you of section 4.2, 4.3 or 4.4 of this Agreement will be inadequate and that the Company will be entitled to temporary and permanent injunctive relief against you without the necessity of proving actual damage to the Company.

4.7 Company Breach No Excuse. You agree that sections 4.2, 4.3 and 4.4 of this Agreement are enforceable against you despite any breach or repudiation or alleged breach or repudiation of this Agreement by the Company, even if the Company terminates you in a fashion that does not comply with this Agreement or applicable law.

5.             Notice

Any notice required or permitted to be given to you will be in writing and will be sufficiently given if delivered to you personally or mailed by registered or certified mail, postage prepaid, addressed to you at your address as shown on the records of the Company. Any such notice which is mailed will be deemed to have been received by you on the third business day following the date of mailing.

6.             Entire Agreement, Governing l.aw

This Agreement is the entire agreement between you and the Company with respect to this subject matter hereof and supersedes any and all prior agreements, arrangements or understanding between the parties relating to the subject matter hereof, except written agreements relating to stock option grants. The provisions of this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware.

7.             Severability

The provisions of this Agreement are severable and the invalidity or unenforceability of any part will not affect the validity and enforceability of the other parts. If any part is held to be unenforceable, it will be interpreted in such a way as to affect most comprehensively the intention of the parties. If any part is determined to be unenforceable, it will not impair the validity of any other part and each part is separate and distinct. The parties will co-operate to replace any severed term of this Agreement with a replacement provision as close to the severed term as is legally permissible.

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8.             Acknowledgement

You acknowledge that you have had sufficient time to review this Agreement, which includes Schedule A, thoroughly and to obtain legal advice if desired. You confirm that you have read and understand the terms of, and your obligations under, this Agreement.

If this Agreement is acceptable to you, please sign and return one copy to us. Upon receipt by the Company of the fully executed copy, this Agreement will be effective.

AIRLINE INTELLIGENCE SYSTEMS, INC.

By:	/s/ Stephen Johnston
Name: Stephen Johnston
Title: Director

I agree to the terms of this Agreement.

By:	/s/ Stephen Johnston
Stephen Johnston

SCHEDULE A

CONFIDENTIALITY AND PROPRIETARY RIGHTS

AGREEMENT

1.      Proprietary Information

(a)
Your employment creates a relationship of confidence and trust between theCompany and you with respect to any information which may be made known to you by the Company or by any client or customer of the Company, or learned by you in that context during the period of your employment and which:

(i)	has not been made generally available to the public; and

(ii)	is applicable or of value to the Company's current or anticipated business, research or development activities, or those of any client or customer of the Company.

(b)
All that information has commercial value in the business in which the Company is engaged and is referred to in this Agreement as "Proprietary Information.'1 By way of illustration, but not limitation. Proprietary Information includes: (i) any and all technical and non-technical information including patent disclosures and applications, copyright applications, trade secrets, confidential information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company; (ii) any and all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, prospective and current customer lists and information, customer contracts and services, business forecasts, cost and pricing information, sales and marketing plans and information; and (iii) proprietary or confidential information of any of the Company's customers or any other third party who may disclose such information to the Company or to you in the course of the Company's business.

(c)
Proprietary Information does not include any information: (i) which has been published by others in a form generally available to the public; or (ii) which you have received from a third party with the legal right to use that information. Proprietary Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination. Proprietary Information will not be considered to be publicly available, if it is made public by you in violation of this Agreement or by a third party who has no lawful right to hold or disclose the Proprietary Information or who does so in violation of any contractual, legal, or fiduciary obligation to the Company.

2.             Ownership and Nondisclosure of Proprietary Information

All Proprietary Information is the sole property of the Company, the Company's assigns or the Company's customers, as the case may be, and the Company, the Company's assigns or the Company's customers will be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. You will not acquire any ownership or other interest in the Proprietary Information. At all times, both during your employment by the Company and after termination of such employment, you will keep in confidence and trust all Proprietary Information, and you will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of the Company, except and only as may be necessary in the course of performing your duties as an employee of the Company.

3.             Ownership and Return of Materials

All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to you by the Company will remain the property of the Company. Upon termination of your employment, or at any time on the request of the Company before termination, you will promptly (but no later than five days after the earlier of your employment's termination or the Company's request) destroy or deliver to the Company, at the Company's option: (a) all materials furnished to you by the Company; (b) all tangible media of expression which are in your possession and which include any Proprietary Information or otherwise relate to the Company's business; and (c) written certification of your compliance with your obligations under this sentence.

4.             Innovations

As used in this Schedule A, the term "Innovations" means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral right, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. Innovations includes "Inventions," which is defined to mean any inventions or discoveries protectable under patent laws. It is also understood that Innovations subject to copyright will be works made for hire.

5.             Records

You will keep complete, accurate and authentic notes, reference materials, data and records of all Innovations in the manner and form requested in writing by the Company of you or of its employees generally. All these materials will be Proprietary Information upon their creation.

6.             Assignment of Innovations

You will promptly disclose and describe to the Company and you will assign to the Company or the Company's designee your entire right, title, and interest in and to, each of the Innovations, and any associated intellectual property rights, which you may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of your employment with the Company, which either: (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to the Company's business or actual or demonstrably anticipated research or development; or (ii) were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information; or (iii) resulted from any work you performed for the Company. All such Innovations as described in this paragraph are referred to in this Agreement as "Company Innovations."

7.             Moral Rights

You irrevocably waive all moral rights that you may have now or in the future with respect to the Company Innovations, including, without limitation, any rights you may have to have your name associated with the Company Innovation, any rights you may have to prevent the alteration, translation or destruction of the Company Innovations, and any rights you may have to control the use of the Company Innovations in association with any product, service, cause or institution. This waiver may be invoked by the Company, and by any of its authorized agents or assignees, in respect of any of the Company Innovations.

8.             Future Innovations

You recognize that Innovations or Proprietary Information relating to your activities while working for the Company and conceived, reduced to practice, created, derived, developed, or made by you, alone or with others, within three months after termination of your employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by the Company. Accordingly, such Innovations and Proprietary Information will be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during your employment with the Company and are to be promptly assigned to the Company unless and until you have established the contrary by written evidence satisfying the clear and convincing standard of proof.

9.             Cooperation in Perfecting Rights to Proprietary Information and Innovations

(a) You will perform, during and after your employment, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations. Such acts may include, but are not limited to, execution of documents and assistance or co-operation: (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications; (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, other proprietary rights; and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b) If the Company is unable for any reason to secure your signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisional, continuations in part, continuing patent applications, reissues, and reexaminations), you hereby irrevocably designate and appoint the Company and the Company's duly authorized officers and agents as your attorney, with full power of substitution, in your name but on behalf of and at the expense of the Company: (i) to execute, file, prosecute, register and memorialize the assignment of any such application; (ii)to execute and file any documentation required for such enforcement; and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by you. Such appointment, being coupled with an interest, is irrevocable by you and shall not be revoked by your insolvency, bankruptcy, death or incapacity and you agree to ratify and confirm all that the Company may do or cause to be done pursuant to the foregoing.

10.           No Violation of Rights of Third Parties

Your performance of all the terms of this Schedule and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you prior to your employment with the Company, and you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You arc not a party to any other agreement which will interfere with your full compliance with this Agreement. You will not enter into any agreement, whether written or oral, in conflict with the provisions of this Schedule. In the course of my employment with the Company, you will not knowingly violate or cause the Company to violate the intellectual property rights of others.

11.          Survival

This Schedule: (a) shall survive your employment by the Company; (b) does not in any way restrict your right or the right of the Company to terminate your employment at any time, for any reason or for no reason; (c) enures to the benefit of successors and assigns of the Company; and (d) is binding upon your heirs and legal representatives.

12.           Injunctive Relief

A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company is entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).